SCHEDULE 14A
                               (RULE 14a-101)

                          SCHEDULE 14A INFORMATION

              PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                      SECURITIES EXCHANGE ACT OF 1934
                           (AMENDMENT NO.      )


 Filed by the Registrant {X}

 Filed by a Party other than the Registrant {   }

 Check the appropriate box:

 {_}  Preliminary Proxy Statement
      { } Confidential, For Use of the Commission Only (as permitted by
          Rule 14a-6(e)(2))
 { }  Definitive Proxy Statement
 {X}  Definitive Additional Materials
 {_}  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        BIRMINGHAM STEEL CORPORATION
         ---------------------------------------------------------
              (Name of Registrant as specified in its charter)

                        ----------------------------
    (Name of person(s) filing proxy statement, if other than Registrant)

 Payment of Filing Fee (Check the appropriate box):

 {X}  No fee required.

 { }  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
      0-11.

      (1)  Title of each class of securities to which transaction applies:
      (2)  Aggregate number of securities to which transaction applies:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
      (4)  Proposed maximum aggregate value of transactions:
      (5)  Total fee paid.

 _____
 { }  Fee paid previously with preliminary materials.
 { } Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:
      (2)  Form, Schedule or Registration Statement No.:
      (3)  Filing Party:
      (4)  Date Filed:





[LOGO]                                        CONTACT:   ROY WINNICK
                                                         KEKST AND COMPANY
                                                         212-521-4842


             BIRMINGHAM STEEL SENDS LETTER TO THE UNITED GROUP


BIRMINGHAM, Ala., November 22, 1999 - Birmingham Steel Corporation (NYSE:
BIR) said that the Company's Board of Directors today sent a letter to the United Group reiterating the Board's continued willingness to meet with representatives of the dissident group to discuss issues of mutual interest and concern.

The letter follows the report issued by Institutional Shareholder Services
(ISS) last Thursday in which ISS recommended that stockholders re-elect the Company's nominees for the Board of Directors at the Annual Meeting of Stockholders on December 2nd, and reject the attempt by the dissident United Group to replace the Company's incumbent directors with the board slate put forth by the United Group.

In today's letter to the United Group, Birmingham Steel's Board expressed its continued willingness:

o to review with representatives of the United Group the Company's strategic restructuring plan and the circumstances that underlie it;

o to review any plan which the United Group believes might be effective in maximizing value for the shareholders of Birmingham Steel; and

o to re-offer, as it has done in the past in an effort to avoid the current costly and disruptive proxy contest, representation to the United Group on the Company's Board of Directors.

The Board also urged the United Group to follow its lead in putting the interests of the Company's shareholders first.

The full text of the letter follows:

                                                  November 22, 1999

The United Company Shareholder Group
1005 Glenway Avenue
Bristol, Virginia 24201

Gentlemen:

       We are writing based on our concern that the best interests of Birmingham Steel's shareholders may not be served without all parties acting with full knowledge.

       The interests of the Board of Directors of Birmingham Steel, eight of whose members are independent directors, have been, and continue to be, to serve the best interests of the shareholders of Birmingham Steel. In that regard, we have spent considerable time evaluating Birmingham Steel's businesses and developing a strategy based on a full knowledge of the Company's circumstances. Our support of the Company's SBQ strategy is based solely on our belief that this strategy has the greatest likelihood of leading to the enhancement of shareholder value in light of the current challenges facing the Company.

       We have been, and continue to be, willing to review in detail with representatives of the United Group the Company's plan and the circumstances that underlie it. We would be equally prepared to review any plan which the United Group believes might be effective in maximizing value for the shareholders of Birmingham Steel.

       We are also prepared to re-offer, as we did in the past, representation to the United Group on the Birmingham Steel Board of Directors. We do not, however, see, at this time, how the interests of Birmingham Steel's shareholders would be served by effecting a change-in-control of Birmingham Steel under circumstances where we do not understand, in good conscience, that there is an alternative plan for the Company, particularly regarding the SBQ division, which would prevent the serious financial and competitive damage which we believe would result if SBQ were to be retained even in the near term.

       Our concern was reflected in the report recently issued by Institutional Shareholder Services, a highly respected shareholder advisory organization, when it stated, "there is more risk of permanent disaster by keeping the SBQ assets and perpetuating the cash drain than there is by divesting and reducing remaining debt via cash flow generated from the core operations."

       We are not asking that you commit to stand down from your proxy contest. However, we are asking that you, like we, put the best interests of all our shareholders first. We look forward to your prompt and affirmative response. We are prepared to move ahead immediately. Please direct all communications to our counsel, David J. Friedman.

                                   Sincerely,

                                   The Board of Directors of
                                   Birmingham Steel Corporation


                                   # # #

Birmingham Steel operates in the mini-mill sector of the steel industry and conducts operations at facilities located across the United States. The common stock of Birmingham Steel is traded on the New York Stock Exchange under the symbol "BIR."

                                   # # #